AMENDMENT NO. 3 TO CERTIFICATE OF DESIGNATIONS, PREFERENCES,
                     AND RELATIVE RIGHTS, QUALIFICATIONS AND
          RESTRICTIONS OF THE SERIES A 14% CONVERTIBLE PREFERRED STOCK
                    OF ULTIMATE SECURITY SYSTEMS CORPORATION
                                 --------------

                        Pursuant to Section 78.195 of the
                 General Corporation Law of the State of Nevada
                                  -------------

         Ultimate Security Systems Corporation, a corporation organized and existing pursuant to, and by virtue of, the provisions of the General Corporation Law of the State of Nevada ("Corporation"), certifies as follows:

         The undersigned hereby certify that:

         1. They are the duly elected and acting President and Secretary, respectively, of the Corporation.

         2. WHEREAS, the Articles of Incorporation of the Corporation, as amended, authorizes the issuance of 15,000,000 shares of preferred stock, par value $.01 per share ("Preferred Shares") and, additionally, authorizes the issuance of Preferred Stock from time to time in one or more series as may from time to time be determined by the Board of Directors of the Corporation, each of those series to be distinctly designated, and on such terms and for such consideration as shall be determined by the Board of Directors of the Corporation, and, additionally, grants to the Board of Directors of the Corporation the authority to determine by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the voting powers, if any, and the designations, privileges, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof; and

         3. WHEREAS, the Board of Directors of the Corporation, pursuant to action taken by written consent in lieu of a meeting of that Board of Directors, has duly adopted the following resolutions authorizing the creation of and issuance of a series of that Preferred Stock to be known as Series A 14%Convertible Preferred Stock;

         4. WHEREAS, pursuant to the provisions of the Nevada Revised Statutes, a majority of the stockholders holding issued and outstanding shares of the stock of the corporation entitled to vote gave their written consent to the adoption of the Amendment to the Certificate of Designations, Preferences and
Relative Rights, Qualifications and Restrictions of the Series A 14%
Convertible
Preferred Stock;



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         NOW, THEREFORE, IT IS:

         RESOLVED, the Board of Directors of the Corporation hereby determines and fixes the number, designations, preferences, privileges, rights and limitations of that series of the Preferred Shares on the terms and with the provisions herein specified:

         1. Designation. A series of Preferred Stock of the Corporation is hereby designated "Series A 14% Convertible Preferred Stock" ("Series A Preferred Stock"), consisting of 10,000,000 shares.

         2. Priority. Shares of the Series A Preferred Stock shall rank prior to the Corporation's Common Stock, $.01 par value per share ("Common Stock"), with respect to the payment of dividends and upon liquidation. Other classes of preferred stock shall be subordinated to and shall rank junior to the Series A
Preferred Stock with respect thereto; provided, however, that holders of Series
A Preferred Stock, by vote or written consent of the holders of sixty-six and two-thirds percent (66 2/3%) or more of the then outstanding Series A Preferred
Stock, may elect from time to time to allow other series or classes of preferred stock to rank senior to the Series A Preferred Stock with respect to dividends, assets or liquidation. The Corporation may create additional classes of capital stock, increase the authorized number of shares of preferred stock or issue series of preferred stock which rank on a parity with the Series A Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Corporation ("Parity Stock") without the consent of any holder of Series A Preferred Stock.

         3. Dividends.

         (a) Dividend rates on the shares of Series A Preferred Stock shall be at an annual rate of fourteen percent (14%) annually. Dividends shall be cumulative (but not compounded) and accrue annually from the date of original issue of the Series A Preferred Stock and shall be payable, if, when, and as declared by the Board of Directors of the Corporation. Each dividend shall be paid to the holders of record of the Series A Preferred Stock as they shall appear on the stock register of the Corporation on such record date, not exceeding sixty (60) days nor less than ten (10) days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof. If declared, dividends shall be payable in cash.


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         (b) No dividends shall be payable on any shares of any class of the
Corporation's capital stock ranking junior and subordinate to the Series A Preferred Stock as to the payment of dividends, unless all accrued dividends on the Series A Preferred Stock to the record date of the proposed dividends on the junior and subordinate class shall have been paid or have been declared and an amount sufficient for the payment of those dividends reserved.

         (c) Upon any conversion of any shares of Series A Preferred Stock, as described in Section 6 hereof, the holders thereof shall be entitled to receive in cash any accumulated, accrued or unpaid dividends in respect of such shares of the Series A Preferred Stock.

         4. Liquidation Preference.

         (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus and whether or not any dividends as such are declared, $2.00 per share plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of shares or series thereof ranking junior and subordinate to the Series A Preferred Stock with respect to the distribution of assets.

         (b) For purposes of this Section 4, a merger or consolidation of the
Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations with or into the Corporation, or the sale of all or substantially all of the assets of the Corporation, or any other corporate reorganization, in which consolidation, merger, sale of assets or reorganization the stockholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation, merger, sale of assets or reorganization, shall be treated as a liquidation, dissolution or winding up of the Corporation, unless the stockholders of the Corporation hold more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets or reorganization, in which case such consolidation, merger, sale of assets or reorganization shall not be treated as a liquidation, dissolution, or winding up within the meaning of this
Section 4.

         (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, specifying a payment date and the place where the distributive amounts shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date elected therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.


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         (d) No payment on account of such liquidation, dissolution or winding
up of the affairs of the Corporation shall be made to the holders of any class or series of capital stock ranking on a parity with the Series A Preferred Stock in respect of the distribution of assets, unless there shall also be paid at the same time to the holders of the Series A Preferred Stock similar proportionate distributive amounts, ratably, in proportion to the fully distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distribution.

         5. Voting Rights. Except as specified in Sections 2 and 8 hereof, the holders of Series A Preferred stock shall not have any voting powers, either general or special.

         6. Redemption and Conversion. The Corporation will have the right to redeem the Series A Preferred Stock at any time within three years from the date of purchase for cash at a redemption price of $2.00 per Series A Preferred Share, plus an amount equal to accumulated, accrued and unpaid dividends. In the event the Corporation redeems any Series A Preferred Shares, the warrants appurtenant to those shares shall be immediately cancelled. The Corporation will be required to redeem any outstanding Series A Preferred Shares on a date three years from the date of purchase at a redemption price of $2.00 per share unless the Corporation's Common Stock is quoted on the Over-The-Counter Bulletin Board or a similar electronic quotation system or stock exchange, in which event the
Corporation may, at its sole discretion, convert each outstanding share of Series A Preferred Stock into two (2) shares of the Corporation's $.01 par value
Common Stock.

         If the outstanding shares of Common Stock are subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common
Stock, the number of shares of Common Stock into which each share of Series
A
Preferred Stock may be converted, shall, concurrently with the effectiveness of such subdivision, be proportionately increased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the number of shares of Common Stock which each share of Series A Preferred Stock may be converted into shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

         Except as provided in Section 4, upon any liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the number of shares of Common Stock


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into which each share of Series A Preferred Stock may be converted shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before the change.

         If at any time or from time to time there is a capital reorganization of the Common Stock (other than subdivision, combination, consolidation, reclassification, substitution, or exchange of shares provided for elsewhere in this Section 6), or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 6 shall be applicable after that event as nearly equivalent as may be practicable.

         7. Status of Converted Stock. If any shares of Series A Preferred Stock are repurchased or converted pursuant to Section 6, the shares so repurchased or converted shall be retired and shall thereafter have the status of authorized and unissued shares of Preferred Shares which may be reissued by the Corporation at any time as shares of any series of Preferred Shares.

         8. Restrictions and Limitations

         (a) At such time as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3 %) of the then outstanding shares of Series A Preferred Stock:


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                  (i) Redeem, purchase or otherwise acquire for value, any
share
or shares of Series A Preferred Stock, otherwise than by conversion in accordance with Section 6;

                  (ii) Redeem, purchase or otherwise acquire any of the Common
Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other person performing services for the Corporation or any subsidiary of the Corporation pursuant to agreements pursuant to which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment.

                  (iii) Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to the Series A Preferred Stock as to dividend or conversion rights and liquidation preferences;

                  (iv) Effect any sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation or any of its subsidiaries, or any reclassification or other change of any stock, or any recapitalization of the Corporation; or

                  (v) Increase or decrease (other than by conversion) the total number of authorized shares of Series A Preferred Stock.

         (b) The Corporation shall not amend its Articles of Incorporation without the approval, by vote or written consent, by the holders of sixty-six and two-thirds percent (66 2/3%) of the Series A Preferred Stock, if such amendment would amend, modify, annul, supersede, or otherwise change any of the rights, preferences, privileges of, or limitations provided for herein for the benefit of any shares of the Series A Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Articles of Incorporation without the approval by the holders of sixty-six and two-thirds percent (66 2/3%) of the Series A Preferred Stock, if such amendment would:

                  (i) Reduce the dividend rate on the Series A Preferred Stock provided for herein, or make such dividends noncumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of the Series A Preferred
Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation;

                  (ii) Reduce the amount payable to the holders of the Series A
Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up the Corporation, or change the relative seniority of the liquidation preferences of the holders of the Series A Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation; or


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                  (iii) Cancel or modify the conversion rights of the Series
A
Preferred Stock provided for in Section 6.

         IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 3 to
Certificate of Designations, Preferences and Relative Rights, Qualifications and
Restrictions of the Series A Preferred Stock to be duly executed by its Chief
Executive Officer and President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this ________day of November, 2002.


(Corporate Seal)



                                             -----------------------------
                                             Chief Executive Officer


ATTEST:
       ----------------------------------
        Secretary


         The undersigned President and Secretary, respectively, of Ultimate Security Systems Corporation, a Nevada corporation, each declares under penalty of perjury under the laws of the State of California that the matters set out in the foregoing Certificate are true of his or her own knowledge.

         Executed at _________________, California on November ______, 2002.




                                         -----------------------------
                                         Chief Executive Officer


                                         -----------------------------
                                         Secretary



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